EX-99.B17
                             Financial Data Schedule


The Company was established on May 18, 1998 and commenced offering shares of the Fund on October 1, 1998. The Fund is a newly created fund, and as such, has not yet developed an operating history. Financial Statements of the Fund will be included in the Statement of Additional Information as they become available and as required by law, [unless previously provided, in which event the Company will promptly provide another copy, free of charge, upon request to: Declaration Service Company, P.O. Box 844, Conshohocken, Pennsylvania 19428-0844.